UNITED STATES			 PRIVATE
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
						ANNUAL FILING

CABOT CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
127055101
(CUSIP NUMBER)
12/31/99
(DATE OF EVENT WHICH REQUIRES FILING THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




















CUSIP NO. 127055101          13G       PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
     CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    483,693 SHARES
6.  SHARED VOTING POWER
    9,182,442 SHARES (INCLUDES 64,628 CONV.PFD SHARES. 1 PFD =
              87.47 COM).
7.  SOLE DISPOSITIVE POWER
    7,619,574 SHARES (INCLUDES 64,628 CONV.PFD SHARES. 1 PFD =
              87.47 COM).
8.  SHARED DISPOSITIVE POWER
    2,051,961 SHARES
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,671,535 SHARES (INCLUDES 64,628 CONV.PFD SHARES. 1 PFD =
              87.47 COM).

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*
    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    13.31%

12. TYPE OF REPORTING PERSON*
    BK

                        SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.

	(A)  NAME OF ISSUER

		CABOT CORPORATION

  	(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

		75 STATE STREET
		BOSTON, MA  02109

ITEM 2.

     (A)  NAME OF PERSON FILING

	     STATE STREET BANK AND TRUST COMPANY (A WHOLLY OWNED
SUBSIDIARY
		OF STATE STREET BOSTON CORPORATION)


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES

		COMMON STOCK

	(E)	CUSIP NUMBER

		127055101

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

								           	PAGE 4 of 5
PAGES
ITEM 4. OWNERSHIP

	(A)  AMOUNT BENEFICIALLY OWNED

		9,671,535 SHARES

	(B)  PERCENT OF CLASS

		13.31%

	(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

	 	(I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
          	 483,693 SHARES
   		(II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
          	 9,182,442 SHARES
  		(III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
          	 7,619,574 SHARES
   		(IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
          	 2,051,961 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          CABOT RETIREMENT INCENTIVE SAVINGS PLAN = 10.2%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                                                      PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         8 FEBRUARY 2000

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE

				/s/ JUDITH A. DORIAN
				VICE PRESIDENT